Exhibit 23.1


INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-61393 of Kinark Corporation on Form S-3 of our report dated February 20, 1998 (except as to the first paragraph of the Contingencies footnote for which the date is March 6, 1998), appearing in the Annual Report on Form 10-K of Kinark Corporation for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


\s\ Deloitte & Touche LLP
Deloitte & Touche LLP
Tulsa, Oklahoma
August 21, 1998